EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/11/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.58%	0.28%	6.15%
Class B Units	-0.60%	0.25%	5.59%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED AUGUST 11, 2006

The Grant Park Futures Fund sustained trading losses during the past week. Positions in the interest rates and energies accounted for the bulk of setbacks; gains came mainly from the soft/agricultural commodities and stock indices.

Long positions in the interest rate sector incurred losses as prices for U.S. Treasury instruments fell after it was reported that U.S. July retail sales rose an unexpected 1.4% during the month of July, higher than the 0.9% increase that economists had forecasted. Prices for U.S. 30 year bonds and 10 year notes settled lower on the news. Eurodollars also settled lower for the week, resulting in losses to long positions. Long positions in euro zone fixed income products also incurred losses as strong growth figures from France resulted in lower prices for euro bunds.

Energy prices were lower amid a week of volatile trading. Prices for crude oil spiked early in the week on news that British Petroleum’s Prudhoe Bay pipeline was corroded, giving investors concern that the time needed to make repairs would result in supply disruptions. Prices fell later in the week after it was reported that British intelligence had foiled a terrorist plot to bring down U.S. and British airliners bound for the United States. Analysts suggested that the sell off occurred as investors worried that news of the plot might result in a drop off in airline travel and lower demand for fuel. September crude oil settled 41 cents lower at $74.35 a barrel while unleaded gasoline closed the week at $2.064, 16.72 cents cheaper than the previous week.

Short positions in the corn market led to gains in the soft/agricultural commodity sector. The December contract on the Chicago Board of Trade fell 20.5 cents, settling at $2.4175 per bushel on news that the U.S. Department of Agriculture estimated the 2006 crop to be 200 million bushels higher than expected. Short positions in the soybean market also gained as the November contract fell 28.75 cents for the week.

Finally, long positions in the global share market gained ground as the Hong Kong Hang Seng was 2.14% higher for the week. Analysts suggested that the decision last week by the U.S. Federal Reserve Bank not to raise short term interest rates for the first time (after 17 consecutive rate hikes) gave investors confidence that there might be some stability to monetary policy in the near term.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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